UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2019

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36583	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road, Suite B
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                 ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 21, 2019, Energy Focus, Inc. (the “Company”) entered into an agreement (the “Agreement”) with the investor group comprised of Gina Huang, Brilliant Start Enterprise, Inc., Jag International, Ltd., Jiangang Luo, Cleantech Global Ltd., James Tu, 5 Elements Global Fund L.P., Communal International, Ltd., Yeh-Mei Hui Cheng, and 5 Elements Energy Efficiency Limited, which holds a 17.6% ownership position in the Company (the “Investor Group”), providing for the appointment of two new independent directors to the Board of Directors (the “Board”). The new independent directors, Jennifer Y. Cheng and Geraldine McManus, were proposed by the Investor Group and approved by the Board and will join the six currently serving directors. Ms. Cheng and Ms. McManus will also serve as members of the Nominating and Corporate Governance Committee of the Board. Ms. Cheng is the daughter of Yeh-Mei Hui Cheng.

Under the Agreement, the Company agreed to (i) increase the size of the Board by one member; (ii) appoint Ms. Cheng and Ms. McManus to the Board for the term ending at the annual meeting of stockholders to be held in 2019 (the “2019 Annual Meeting”) and nominate Ms. Cheng and Ms. McManus for election as director to the Board at the 2019 Annual Meeting; (iii) recommend that the Company’s shareholders vote in favor of the election of Ms. Cheng and Ms. McManus; and (iv) solicit proxies for the election of Ms. Cheng and Ms. McManus at the 2019 Annual Meeting.

The Investor Group agreed to comply with customary standstill provisions and the parties agreed to customary non-disparagement provisions. These provisions terminate on the earlier of (i) sixty calendar days prior to the start of the Company’s advance notice period for the nomination of directors for election at the 2020 annual meeting of stockholders under the Company’s bylaws and (ii) the occurrence of a Termination Event (as such term is defined in the Agreement). In addition, the parties agreed to the release and discharge of certain claims. The Agreement will terminate on the date of 2020 annual meeting of stockholders.

The above summary is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above under Item 1.01 is incorporated by reference under this Item 5.02.

On February 21, 2019, the Board increased the size of the Board by one member and appointed Ms. Cheng and Ms. McManus to the Board for the term ending at the 2019 Annual Meeting and agreed to nominate Ms. Cheng and Ms. McManus for election as director to the Board at the 2019 Annual Meeting. Ms. Cheng and Ms. McManus will also serve as members of the Nominating and Corporate Governance Committee of the Board.

The Board also approved the following compensation for the Company’s non-employee directors, including Ms. Cheng and Ms. McManus: (a) an annual cash retainer of $24,000 and (b) restricted stock units having an annual grant date value of $33,300 vesting over a one-year period, in each case pro-rated for service of a partial term. Ms. Cheng and Ms. McManus will each also receive a $4,000 cash retainer for serving as a member of the Nominating and Corporate Governance Committee.

Ms. Cheng is a co-founder and Chairwoman of Social Energy Partners LLC, which pioneered the Intelligent Building as-a-Service model to accelerate the adoption of sustainability technologies and building IoT. Ms. Cheng served as an independent director of the Company from 2012 to July 2014 and is the daughter of Yeh-Mei Hui Cheng, one of the members of the Investor Group.

Ms. McManus has been a Managing Member of Granger Management since May 2014. Previously, she was a Managing Director in the Investment Management Division at Goldman Sachs, where she worked from February 1998 until February 2014 and helped build its Private Wealth Management business, including structuring its business model and key functions focused on ultra-high net worth individuals and family groups.

Also on February 21, 2019, Glenda Dorchak resigned from the Board.

A copy of the press release issued by the Company announcing these changes is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On February 21, 2019, the Board approved the following amounts for the base salary of its executive officers: (a) $330,000 for Dr. Tewksbury, as Chairman of the Board, Chief Executive Officer and President, and (b) $219,000 for Jerry Turin, as Chief Financial Officer.

Item 7.01	Regulation FD Disclosure.

On February 21, 2019, the Company issued a press release announcing its agreement with the Investor Group. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit
Number	Description

10.1	Agreement dated February 21, 2019 entered into by Energy Focus, Inc. and the Investor Group

99.1	Press release of Energy Focus, Inc. dated February 26, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2019

ENERGY FOCUS, INC.

	By:	/s/ Jerry Turin
	Name:	Jerry Turin
	Title:	Chief Financial Officer and Secretary

Exhibit Index

Exhibit
Number	Description

10.1	Agreement dated February 21, 2019 entered into by Energy Focus, Inc. and the Investor Group

99.1	Press release of Energy Focus dated February 26, 2019